Exhibit 99

                                     (Logo)

                    PHC, INC. ANNOUNCES FISCAL THIRD QUARTER
                           FINANCIAL RESULTS FOR 2003
                      "9th Consecutive Profitable Quarter"

FOR IMMEDIATE RELEASE

Company Contact:                    Investor Relations Contact:
---------------                     --------------------------
PHC, Inc.                           Hayden Communications, Inc.
Bruce A. Shear                      Matthew Hayden
978-536-2777                        843-272-4653

>>       SIGNED $1.8 MILLION CONTRACT WITH WAYNE COUNTY, MICHIGAN
>>       3rd Q REVENUE OF $5,871,834 WITH NET INCOME OF $130,811, OR  $.01/SHARE
>>       1ST 9 MONTHS REVENUE INCREASED TO $17.5 MILLION
>>       1ST 9 MONTHS NET INCOME WAS $797,956, OR $.05/SHARE

Peabody, MA, May 07, 2003 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced its third quarter financial results for fiscal 2003, which ended on March 31, 2003.

Revenues for the quarter ended March 31, 2003 were comparable at $5,871,834 versus $5,889,929 for the comparable prior year period. Net income applicable to common shareholders for the three months was $130,811 or $.01 per diluted share, from $416,431, or $.03 per diluted share for the third quarter of fiscal 2002. Earnings for the quarter are on an untaxed federal basis, but include $26,074 in state tax provision and are based on 14,814,570 diluted shares outstanding versus 14,195,971 diluted shares outstanding for the comparable prior year period.

Revenues for the nine months ended March 31, 2003 increased 4% to $17,519,391 versus $16,883,958 for the comparable prior year period. Specifically, revenue from non-patient operations increased 64% to $1,655,470 from $1,009,195 reported in the comparable year ago period. Net income applicable to common shareholders for the nine months was $797,956, or $.05 per diluted share, compared to $817,922 or $.06 per diluted share in 2002. Earnings for the nine months are on an untaxed federal basis, but include $36,074 in state tax provision and are based on 14,577,540 diluted shares outstanding versus 14,111,929 diluted shares outstanding for the comparable prior year period. Operating cash flow during the first nine months increased to $1,040,651 from $794,518 in the year ago period.

The balance sheet remained strong with a current ratio 1.05:1 on March 31, 2003. Shareholder's equity increased 191%, to $1,793,678, up from $615,985 as of June 30, 2002. Further, the Company continues to pay down long-term debt from operating cash flow, which was reduced during the quarter by approximately 7% and stood at $2.62 million on March 31st.


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The third fiscal quarter of 2003 was  highlighted by the Company's  announcement that its Wellplace Division had been contracted by the Detroit-Wayne County Community Mental Health Agency to provide 24-hour mental health information and referral services through both the telephone and Internet 365 days per year. The contract, valued at approximately $1.8 million annually, is the largest implemented to date by Wellplace and provides critical services to the 2.2 million residents of Wayne County, Michigan.

Bruce A. Shear, Chairman and Chief Executive Officer commented, "While we are pleased to announce our 9th consecutive quarter of profitability, we were not satisfied with the level of net income achieved during the third quarter. There were several events which occurred at roughly the same time that contributed to the decrease in net margins, including an unusually low Census, timing issues related to clinical trial testing at our Pioneer Pharmaceutical Research Division (PPR), along with initial set up and marketing costs for our Wayne County, Michigan contract."

"At this point it looks like we are off to a great start for the June quarter and we expect the fourth fiscal quarter to be considerably better both on a sequential and comparable basis. We believe that airport and travel delays caused by this winter's storms, coupled with the beginning of the war, resulted in a short-term decline in patient census. Our facilities are close to full capacity and we plan to open the new expansion at our Salt Lake Facility next month. The Company's PPR division recently announced the signing of four new contracts with Major Pharmaceutical customers and is now conducting nine research studies, with three more expected to start in the next several weeks. Current new study backlog for this division is approximately $553,000 and as that number continues to grow, it will provide more revenue predictability on an ongoing basis. Services to Wayne County have rolled out smoothly and the contract is now profitable for PIHC. In addition, we continue to pursue smoking cessation contracts in several states and anticipate final decisions from at least three during the next few months," Mr. Shear went on to say.

Pioneer will hold its earnings conference call at 4:15 P. M. Eastern Time, on Wednesday, May 7, 2003. To join management please call 877/692-2086 (if calling within the US) or 973/582-2749 if calling internationally. There will be a playback available until May 14, 2003. To listen to the playback, please call 877/519-4471 if calling within the United States or 973/341-3080 if calling internationally. Please use pass code 3913277 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at PHC, Inc.'s website at www.phc-inc.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health's core business provides inpatient and outpatient behavioral healthcare services. The company contracts with national insurance companies,  major  transportation  and gaming  companies  to provide  behavioral health services. Pioneer also owns and operates Wellplace.com, a leading Internet-based provider of behavioral health services to consumers and professionals. For more information, please visit our web site at www.phc-inc.com or www.haydenir.com.

This press release may include forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the


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company and its future plans and  objectives.  Various  future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release (or during this conference call). These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2001 and 2002, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission since October 2002.

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                                    PHC, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                Three Months Ended        Nine Months Ended
                                     March 31,                March 31,
                                    2003      2002         2003       2002
                                ______________________________________________

Net Revenues                    $5,871,834 $5,889,929  $17,519,391 $16,883,958
                                __________ __________  ___________  __________
    Operating Income               258,260    603,138    1,167,336   1,406,975
                                 __________ __________  ___________  __________

    Income before provision for
       income taxes                156,885    444,186      834,030     905,028

Provision for income taxes          26,074         --       36,074          --
                                 __________ __________  ___________  __________
     Net Income                  $ 130,811  $ 444,186   $  797,956  $  905,028

Net Income Applicable to Common
Shareholders                     $ 130,811  $ 416,431  $   797,956  $  817,922
                                 =========  =========  ===========  ==========
Basic Earnings Per Share         $    0.01  $    0.04  $      0.06  $     0.08
                                 =========  =========  ===========  ==========
Diluted Earnings Per Share       $    0.01  $    0.03  $      0.05  $     0.06
                                 =========  =========  ===========  ==========
Basic Weighted Average Shares   14,099,929  9,851,124   13,963,138   9,643,486
                                 =========  =========  ===========  ==========
Diluted Weighted Average Shares 14,814,570 14,195,971   14,577,540  14,111,929
                                 =========  =========  ===========  ==========

                            BALANCE SHEET HIGHLIGHTS

                                                   March 31            June 30
                                                     2003               2002
                                                   ____________________________

Cash                                        $   281,848           $   204,564
Total Current Assets                        $ 6,014,356           $ 6,253,460
                                            ___________           ___________
Total Assets                                $ 9,373,838           $ 9,473,615
                                            ===========           ===========

Current Maturities of Long Term Debt        $   804,139           $   765,415
Total Current Liabilities                   $ 5,722,920           $ 6,407,545
                                            ___________           ___________
Total Long Term Debt                        $ 1,819,026           $ 2,428,945
Total Liabilities                           $ 7,580,160           $ 8,857,630
                                            ___________           ___________
shareholder's Equity                        $ 1,793,678           $   615,985
Total Liabilities and Equity                $ 9,373,838           $ 9,473,615
                                            ===========           ===========




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